EXHIBIT 99.1

Wednesday June 19, 4:11 p.m. Eastern Time

Press Release

SOURCE: IMPCO Technologies, Inc.; Quantum Fuel Systems Technologies Worldwide, Inc.

IMPCO Announces Approval of Quantum Spin-Off

CERRITOS, Calif., June 19 /PRNewswire-FirstCall/ — IMPCO Technologies, Inc., (Nasdaq: IMCO—News) and Quantum Fuel Systems Technologies Worldwide, Inc. today announced that the IMPCO board of directors has approved the spin-off of Quantum by means of a special dividend to IMPCO stockholders. On July 23, 2002, IMPCO will distribute all of the shares of Quantum owned by IMPCO to IMPCO’s stockholders of record on July 5, 2002. Immediately after the spin-off, General Motors, (NYSE: GM—News) will own 19.9% of Quantum. IMPCO will no longer own shares of Quantum.

IMPCO’s board of directors has approved a distribution ratio of one share of Quantum common stock for each share of IMPCO common stock outstanding on the record date. The total number of shares to be distributed will be based on the actual number of IMPCO shares outstanding on the July 5 record date. IMPCO stockholders will not be required to take any action in order to receive the Quantum common stock. IMPCO’s common stock will continue to trade on the Nasdaq National Market under the symbol IMCO. Quantum’s common stock is expected to begin regular-way trading on the Nasdaq National Market under the symbol QTWW beginning July 24, 2002, following a period of “when issued” trading that may develop between the record date through the distribution date.

IMPCO designs, manufactures, markets and applies advanced products and systems for use of clean burning gaseous fuels such as natural gas and propane in internal combustion engines. Headquartered in Cerritos, California, IMPCO has offices throughout Asia, Europe, South and North America. More information about IMPCO can be found on its website at www.impco.ws.

Quantum designs, manufactures and markets products and services for primarily fuel cell applications in the transportation, stationary and power generation and hydrogen refueling infrastructure industries. More information about Quantum can be found on its website at www.qtww.com.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding the timing and status of the spin-off of Quantum. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; final approval of Quantum’s Nasdaq listing application; and the satisfaction of the conditions to the spin-off as described in Quantum’s Registration Statement on Form 10, on file with the SEC. Reference should also be made to the risk factors set forth from time to time in IMPCO’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended April 30, 2001, its subsequent periodic filings and other documents filed with the SEC (including IMPCO’s registration statement on Form S-3 that became effective on February 15, 2002) and Quantum’s Form 10 registration statement, as amended, filed with the SEC on June 7, 2002. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.